Exhibit 33.1 Report on Assessment of Compliance with Servicing Criteria o f General Electric Capital Corporation

Management Assessment of Compliance

Management of the General Electric Capital Corporation (the “Company”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item1122(d) of Regulation AB of the Securities and Exchange Commission, relating to the servicing of a commercial equipment loan asset-backed securities program (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4) (xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities it performs with respect to the Platform (“Applicable Servicing Criteria”), as of December 31, 2006 and for the period November 4, 2006 to December 31, 2006 (the “Reporting Period”). The individual asset-backed transactions defined by management as constituting the Platform are as follows: GE Equipment Midticket LLC, Series 2006-1.

With respect to servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(viii), and 1122(d)(4)(xiv), management has engaged various vendors to perform the activities required by these servicing criteria. The Company’s management has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company’s management has assessed the Company’s compliance with the Applicable Servicing Criteria as of and for the Reporting Period. In making this assessment, management used the servicing criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that as of and for the Reporting Period, the Company has complied in all material respects with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period.

GENERAL ELECTRIC CAPITAL CORPORATION,
acting through its GE Commercial Financial Services segment

/s/ Margaret S. Fritz
Margaret S. Fritz,
Capital Markets Leader

March 19, 2007